Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Names J. Rock Tonkel, Jr. as Chief Executive Officer

ARLINGTON, VA, June 11, 2014 –Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today announced the appointment of J. Rock Tonkel, Jr. as Chief Executive Officer (“CEO”) effective immediately. Mr. Tonkel has served as the President and Chief Operating Officer of the Company, a member of the Company’s Board of Directors and a member of the Company’s Investment Committee since 2007. He succeeds Eric F. Billings, who co-founded the Company in 1989, and is retiring after serving as CEO and co-CEO since 1997. Mr. Billings will continue to serve as the Executive Chairman of the Board as well as the Chairman of the Company’s Investment Committee. Mr. Tonkel will also continue to serve as President of the Company, as a director for the remainder of his term and as a member of the Investment Committee.

Mr. Billings stated, “It has been one of my greatest professional privileges to lead Arlington Asset and its employees.  We have capitalized on many opportunities, and faced and overcome many challenges together as well. As I retire as CEO to focus on my other business endeavors, specifically spending more time working with my three sons at Billings Capital Management, LLC, I know the Company is in excellent hands as the Company’s best days are still ahead. I look forward to my continued involvement as Executive Chairman.”

Mr. Billings continued, “I would also like to congratulate Rock on his appointment as CEO. He has been an enormous contributor to the growth and success of the Company since 1994, and I have the utmost confidence in Rock and the entire leadership team. The Board believes that Rock’s industry experience and strong leadership skills make him the ideal person to lead the Company. We are extremely fortunate to have someone of Rock's caliber that is able to seamlessly assume the CEO role.”

Mr. Tonkel stated, "I sincerely thank Eric for his invaluable leadership, mentorship and continuing friendship.  I am enthusiastic about Arlington’s future, and it is an honor that my fellow directors elected me as CEO to continue Eric's tradition of leadership at the Company. I look forward to working with Eric in his role as Executive Chairman."

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include statements regarding Messrs. Billings’ and Tonkel’s continued service with the Company. Due to known and unknown risks, actual results may differ materially from expectations. These risks also include those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the SEC. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.